EXHIBIT 10.32

Mr. Dori O'Neill
EYI Industries, Inc.
3960 Howard Hughes Parkway, Suite 500
Las Vegas, Nevada 89109

May 25, 2004

Dear Mr. O'Neill:

The purpose of this letter is to confirm the understanding and agreement (the "Agreement") between Source Capital Group, Inc., ("SCG") and EYI Industries, Inc. (or the "Company"), regarding the retention of SCG by the Company as its financial advisor for the purposes set forth herein.

Under this Agreement, SCG will provide financial advisory services to the Company as follows:

A)	Raising of Capital. SCG shall use its best efforts to provide up to $5 million in equity/debt financing for the Company.

B)	Fees, Commissions & Expenses. The Company agrees to pay the following fees to SCG for its services.

1.
SCG will be compensated 6% cash and 6% ("warrant") coverage on any funds introduced by SCG during this engagement. The exercise price of the warrants shall be equal to the issue price, conversion price or strike price of the stock, convertible security or warrant at the time of the sale and will be subject to adjustment in accordance with the terms of any adjustment in accordance with the terms of any adjustment provided for in the Financing document. Said warrants shall be exercisable for five (5) years from date of issuance. The terms of said warrants shall include such piggyback registration rights, anti-dilution rights, and "cashless" exercise provisions in the event of exercise by SCG. Such fees shall be paid at the closing from an escrow account at the same time any new investment is dispensed by the company.

	2.	SCG will receive $-0- as a non-refundable retainer upon signing of this agreement.

3.
Expenses. In addition to any fees that may be payable to SCG under this Agreement, the Company agrees to reimburse SCG for its reasonable out- of-pocket expenses incurred in connection with the services rendered by SCG hereunder (including, without limitation, travel and lodging data and word processing, graphics and communication charges, research costs, and courier services and fees) provided expenses in excess of $200 shall require prior approval of the Company.

4.
All cash payments under this Agreement shall be made in U.S. dollars and without withholding or deduction of any tax, assessment or other governmental charges unless required by law. Fees and retainers should be made payable and wired to:

Source Capital Group, Inc. Fleet Bank ABA #011900571 Acct.# 9361882644

5.
Mergers, Acquisitions & Joint Ventures ("MA&JV") . The Company may at its discretion and on a case by case basis engage SCG to assist in its discussions with potential Merger, Acquisition and or Joint Venture candidates, which may include directly negotiating on the Company's behalf and the rendering independent opinions as to valuation and formulae, among other things. Upon SCG's acceptance of any such assignment, The Company will pay SCG flat closing fee equal to 3.00% of the amount paid or received (in kind) in any transaction by and/or between the Company, the MA&JV candidate and/or the surviving company (the "M&A Fee").

C)
Information. The Company will furnish or cause to be furnished to SCG, such information, as SCG believes appropriate to its assignment (all such information so furnished being the "Information"). The Company recognizes and confirms that SCG (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same, (b) does not assume responsibility for the accuracy or completeness of the Information and such other information, (c) is entitled to rely upon the Information without independent verification and (d) will not make an appraisal of any assets or valuation of the Company in connection with its assignment.

D)
Confidentiality. Except as contemplated by the terms hereof or as required by applicable law or legal process, SCG shall keep confidential all non-public information provided to it by or at the request of the Company, and shall not disclose such information to any third party or to any of its employees or advisors except to those persons who have a need to know such information in connection with SCG's performance of its responsibilities hereunder. The Company understands that any documents, presentations or analyses prepared by SCG are proprietary and SCG is under no obligation to provide (by e-mail, floppy disk or otherwise) either the Company or its assigns with the computer files of such work product. Except as required by applicable law, any advice to be provided by SCG under this Agreement shall not be disclosed publicly or made available to third parties without the prior written consent of SCG. In addition, SCG may not be otherwise publicly referred to without its prior written consent. All services, advice and information and reports provided by SCG to the Company in connection with this assignment shall be for the sole benefit of the Company and shall not be relied upon by any other person.

E)
Indemnity. The Company acknowledges and agrees that SCG has been retained to act solely as financial advisor to the Company. In such capacity, SCG shall act as an independent contractor, and any duties of SCG arising out of its engagement pursuant to this Agreement shall be owed solely to the Company. The Company agrees to indemnify SCG in accordance with the indemnification agreement attached as Exhibit A.

F)
Arbitration. Any and all disputes, demands, claims or controversies hereto arising out of or relating to this agreement or the breach thereof, shall be settled by binding arbitration in accordance with the rules of the American Arbitration Association ("AAA"). The arbitration shall be conducted in New York City under the rules of the AAA. Any judgment upon the award rendered by the arbitrator may be entered into any court or administrative tribunal having jurisdiction thereof. Costs associated with the arbitration, including reasonable attorney's fees, shall be borne by whichever parties the arbitrators shall deem just and fair.

G)
Term & Termination. The term of SCG's engagement hereunder (the "Term") shall commence on the date hereof and shall end on the earlier of June 30, 2005, upon 90 days written notice after a closing of an equity financing by SCG, or upon 10 days written notice prior to the closing of any equity financing pursuant to this Agreement (the "Expiration Date") without cause by either the Company or SCG. Notwithstanding the foregoing, the provisions relating to the payment of fees and expenses accrued through the Expiration Date, the status of SCG as an independent contractor and the limitations on to whom SCG shall owe any duties will survive any such termination, and any such termination shall not affect the Company's obligations under the indemnification agreement.

SCG will be entitled to the fees set forth above in the event that within 18 months following the Expiration Date, a Financing is consummated with an investor who was introduced to the Company by SCG prior to the Expiration Date and which investor is included on a schedule of investors delivered by SCG to the Company within 10 calendar days following the Expiration Date.

H)	Right of First Refusal. Upon successful completion of a financing SCG shall retain the right of first refusal on any additional financing.

I)
Exclusivity. During the Term of this agreement The Company's relationship with SCG will be non- exclusive. Except in the normal course of business operations, during the Term of this agreement the Company will not engage any other financial advisor for the purpose of performing an equity financing or receive or agree to receive any equity based financing from an individual or entity without notifying SCG.

J)
Advertisements. The Company acknowledges that SCG may, at its option and expense, place an announcement in such newspapers and periodicals as it may choose, stating that SCG has acted as the financial advisor to the Company. SCG agrees that the Company will have the right to approve the form of such announcement, which approval shall not be unreasonably withheld or delayed.

This Agreement (including the attached indemnification) embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect, which will remain in full force and effect. No waiver, amendment or other modification of this Agreement shall be effective unless in writing and singed by each party to be bound thereby. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that state.

Please confirm that the foregoing correctly sets forth our agreement by signing and returning to SCG the duplicate copy of this Agreement, the indemnification agreement attached hereto as Exhibit A.

		By	/s/ Todd Coffin
W. Todd Coffin, Managing Director
Source Capital Group, Inc.

By:	/s/ Dori O'Neill
Dori O Neill
EYI Industries, Inc.